Exhibit 99.1

BOYD GAMING CORPORATION ANNOUNCES PRICING OF $350 MILLION

6.75% SENIOR SUBORDINATED NOTES DUE 2014

LAS VEGAS, NEVADA, — MARCH 31, 2004 — Boyd Gaming Corporation (NYSE: BYD) today announced that it has priced its $350 million aggregate principal amount of 10-year 6.75% senior subordinated notes in a private placement transaction, the closing of which remains subject to market and certain other conditions. The offering is an increase from the $300 million principal amount the Company had previously announced.

The Company stated that it intends to use the net proceeds of the offering to reduce outstanding indebtedness under its senior secured credit facility, to fund a portion of the purchase price of Harrah’s Shreveport and for general corporate purposes.

The securities to be offered will not be registered under the Securities Act or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

# # #